infobionics

Carl J Bonta
85 Sargent Street
Melrose, Mass 02176

January 1st, 2007

Dear Carl J Bonta,

Infobionics has prepared this letter as documentation of your full-time contractor position effective January 1st, 2007.

Your title is as previously approved by the board of directors, President and Chief Operating Officer.

In that capacity you will be paid as an independent contractor on a per week basis. The week's effort is based on a 40 hour week. The offer's compensation is for $2880 a week (40 hours at a rate of $72 an hour).

Invoice and timesheet submittals are on a weekly basis. Payment of these invoices will occur approximately two to three weeks after invoices are received. Last, the accounts payable payment cycle is bi- monthly.

Additionally, by mid year 2007, as the company transitions to employees and away from full time contracting to compensated company staff, your salary will be $150,000 per year.

This contractual compensation will review formally review and approved by the board of directors at its next meeting.

John Bjelland

John Bjelland

Chief Executive Officer